UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 3, 2010

                                        COLUMBIA LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No.  1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code:  (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 3, 2010, Columbia Laboratories, Inc. (the “Company”) entered into a settlement agreement and release (the “Settlement Agreement”) with Bio-Mimetics, Inc., (“Bio-Mimetics”) to dismiss with prejudice the lawsuit captioned Bio-Mimetics, Inc. v. Columbia Laboratories, Inc. in the U.S. District Court for the District of Massachusetts (the "District Court") and related appeals and cross-appeals in the U.S. Court of Appeals for the Federal Circuit (collectively, the “Litigation”).

Bio-Mimetics and the Company entered into (i) an asset purchase, license, and option agreement and (ii) an amendment to that agreement on November 22, 1989, and March 2, 1993, respectively, (together the “Asset Purchase Agreement”) under which the Company purchased from Bio-Mimetics certain assets, including the patents underlying the Company's bioadhesive delivery system, other patent applications, and related technology. Under the Asset Purchase Agreement, the Company agreed to pay Bio-Mimetics a royalty equal to two percent of the net sales of products based on the assets up to an aggregate of $7.5 million or until the last of the relevant patents expired, whichever occurred first. The Company determined that royalty payments on its Striant®, Prochieve®, and Crinone® products terminated in September of 2006, with the expiration of a certain Canadian patent, but continued on its Replens® and RepHresh® products. In December 2007, Bio-Mimetics sued the Company in the District Court. Bio-Mimetics alleged breach of contract, unfair or deceptive trade practices, and incorrect inventorship on certain Company patents.  On March 31, 2010, the District Court granted the Company’s summary judgment motion in part and dismissed the claims other than the breach of contract claim. Following reconsideration of its March 31, 2010 order, on May 26, 2010, the District Court entered judgment for Bio-Mimetics on the breach of contract claim. The Company and Bio-Mimetics each appealed adverse rulings of the District Court to the United States Court of Appeals (initially to the First Circuit, but the appeal was later transferred to the Federal Circuit). As a result of the Litigation, the Company recorded a reserve of $2.2 million in selling and distribution expenses in the quarter ended September 30, 2010.

Pursuant to the Settlement Agreement, Bio-Mimetics and the Company will file within ten business days stipulations of dismissal with prejudice of the Litigation in the District Court and the U.S. Court of Appeals for the Federal Circuit. Within ten business days after the dismissals, Columbia will pay to Bio-Mimetics $1.8 million. Pursuant to the Settlement Agreement, Bio-Mimetics and the Company release each other and their agents, attorneys, officers, directors, affiliates, and employees of and from all claims and causes of action that were asserted in the Litigation and from all known or unknown claims, actions, causes of actions, lawsuits, proceedings, adjustments, offsets, contracts, obligations, liabilities, controversies, damages, rights, demands, debts, costs, expenses, attorneys’ fees, losses, and recovery of any nature whatsoever, that could have been asserted as of the date of the Settlement Agreement, including, but not limited to, any claims based on the Asset Purchase Agreement. In addition, the Asset Purchase Agreement is cancelled, void, and of no further effect.

The above summary of the material terms of the Settlement Agreement does not purport to be complete and provides only a general description of the Settlement Agreement, and thus, should be read together with, and is qualified in its entirety by reference to, the entire Settlement Agreement, which has been filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 1.02.                      TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Item 1.01. is incorporated herein by reference.

Item 9.01.                      FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement and Release dated December 3, 2010, between Bio-Mimetics, Inc., and Columbia Laboratories, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2010

COLUMBIA LABORATORIES, INC.

By:	/S/Lawrence A. Gyenes
Lawrence A. Gyenes
Senior Vice President, Chief Financial Officer & Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Settlement Agreement and Release dated December 3, 2010, between Bio-Mimetics, Inc., and Columbia Laboratories, Inc.